Exhibit 21.0

Vermillion, Inc. Subsidiaries

December 31, 2013

Subsidiary	State/Country of Incorporation/Formation

IllumeSys Pacific, Inc........................................................	California
Ciphergen Technologies, Inc................................................	California
Ciphergen Biosystems International, Inc................................	Delaware